KRONOS WORLDWIDE, INC. REPORTS SECOND QUARTER 2024 RESULTS

DALLAS, TEXAS…August 7, 2024…Kronos Worldwide, Inc. (NYSE:KRO) today reported net income of $19.5 million, or $.17 per share, in the second quarter of 2024 compared to a net loss of $8.2 million, or $.07 per share, in the second quarter of 2023. For the first six months of 2024, Kronos Worldwide reported net income of $27.6 million, or $.24 per share, compared to a net loss of $23.4 million, or $.20 per share, in the first six months of 2023. Net income increased in the 2024 periods as compared to the same periods in 2023 primarily due to higher income from operations as a result of the effects of higher sales and production volumes, lower production costs (primarily energy and raw materials), partially offset by lower average TiO2 selling prices. Our results of operations in the first six months of 2023 were significantly impacted by reduced demand for certain of our products occurring in all major markets and unabsorbed fixed production and other costs due to reduced production volumes. Demand has improved in all of our major markets in the first and second quarters of 2024 and production volumes have increased, contributing to our improved profitability. Comparability of our results was also impacted by the effects of changes in currency exchange rates.

Net sales of $500.5 million in the second quarter of 2024 were $57.3 million, or 13%, higher than in the second quarter of 2023. Net sales of $979.3 million in the first six months of 2024 were $109.8 million, or 13%, higher than in the first six months of 2023. Net sales increased in the 2024 periods compared to the same periods in 2023 due to the  effects of higher sales volumes due to strengthening demand for TiO2 in all our major markets, partially offset by lower average TiO2 selling prices. TiO2 sales volumes were 29% higher in the second quarter of 2024 as compared to the second quarter of 2023 and 28% higher in the first six months of 2024 as compared to the first six months of 2023. We started 2024 with average TiO2 selling prices 13% lower than at the beginning of 2023 and our average TiO2 selling prices remained stable during the first six months of 2024. Average TiO2 selling prices were 8% lower in the second quarter of 2024 as compared to the second quarter of 2023 and 9% lower in the first six months of 2024 as compared to the first six months of 2023. We estimate that changes in currency exchange rates (primarily the euro) increased our net sales by approximately $2 million in the second quarter of 2024 as compared to the second quarter of 2023, and approximately $6 million in the first six months of 2024 as compared to the first six months of 2023. The table at the end of this press release shows how each of these items impacted net sales.

Our TiO2 segment profit (see description of non-GAAP information below) in the second quarter of 2024 was $41.1 million as compared to our TiO2 segment loss of $2.3 million in the second quarter of 2023. For the first six months of 2024, our segment profit was $64.5 million as compared to a segment loss of $17.1 million in the first six months of 2023. Segment profit increased in the 2024 periods compared to the same periods in 2023 primarily due to higher income from operations due to the net effects of higher sales and production volumes, lower production costs (primarily energy and raw material costs) and lower average TiO2 selling prices. TiO2 production volumes were 54% higher in the second quarter of 2024 compared to the second quarter of 2023 and 33% higher in the first six months of 2024 compared to the same period of 2023. Due to improved overall demand and a more favorable production cost environment, we increased our production rates to 93% of practical capacity utilization in the first six months of 2024 (87% and 99% in the first and second quarters of 2024, respectively) compared to 70% in the first six months of 2023 (76% and 64% in the first and second quarters of 2023, respectively). As a result, our unabsorbed fixed production costs in the first six months of 2024 were $12 million (incurred in the first quarter) compared to $54 million in the first six months of 2023 related to curtailments in 2023 and continuing into the first quarter of 2024. Our segment profit in both the second quarter and first six months of 2024 includes a charge of approximately $2 million related to workforce reductions and approximately $10 million in non-cash charges primarily related to accelerated depreciation in connection with the closure of our sulfate process line in Canada. We estimate that changes in currency exchange

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rates decreased our segment profit by approximately $3 million in both the second quarters of 2024 and 2023 comparisons, and the first six months of 2024 and 2023 comparisons.

Our net income (loss) before interest expense, income taxes and depreciation and amortization expense (EBITDA) (see description of non-GAAP information below) in the second quarter of 2024 was $56.2 million compared to EBITDA of $3.6 million in the second quarter of 2023. For the first six months of 2024, our EBITDA was $87.9 million compared to EBITDA of $1.4 million in the first six months of 2023.

Our income from operations in the first six months of 2024 includes an aggregate charge related to a write-off of deferred financing costs of $1.5 million ($1.1 million, or $.01 per share, net of income tax benefit).

Our loss from operations in the first six months of 2023 includes an insurance settlement gain related to a 2020 business interruption insurance claim of $2.2 million ($1.7 million, or $.01 per share, net of income tax expense), and a $1.3 million settlement loss in the second quarter of 2023 related to the termination and buy-out of our UK pension plan ($.9 million, or $0.1 per share, net of income tax expense).

As previously reported, effective July 16, 2024, we acquired the 50% joint venture interest in Louisiana Pigment Company, L.P. (“LPC”) previously held by Venator Investments, Ltd. Prior to the acquisition, we held a 50% joint venture interest in LPC. Following the acquisition, LPC is an indirect, wholly-owned subsidiary of ours. We acquired the 50% joint venture interest that we did not already own for an upfront cash payment of $185 million (subject to working capital adjustments) and a potential earn-out payment of up to $15 million based on Kronos’ aggregate consolidated EBITDA during a two-year period comprising calendar years 2025 and 2026. The acquisition was financed through a borrowing of $132 million under our global revolving credit facility (the “Global Revolver”) with the remainder paid with cash on hand.

We constructed LPC in 1992 using our technology and LPC is the newest TiO2 plant operating in the Western world. Regaining full control of LPC represents a substantial investment in the growth of our TiO2 business and strengthens our competitive footprint by increasing our capacity in the strategically important North American marketplace and enabling us to expand our product offerings to better serve our customers. In addition, we expect this acquisition will result in significant synergies including logistical cost optimization between our North American facilities and other commercial and overhead efficiencies. The LPC acquisition provides us the opportunity to implement process innovations using proven technology utilized at our other manufacturing facilities to increase LPC’s current estimated annual production capacity of 156,000 metric tons and improve efficiency and product quality. Beginning in the third quarter of 2024, we lowered our quarterly dividend to $.05 per share. The reduction of the dividend will give us added flexibility to absorb increased debt service costs, manage working capital needs, reduce leverage and support strategic capital investment opportunities.

Simultaneous with the acquisition of LPC and to support our general liquidity needs, we completed an amendment to the Global Revolver. Among other things, the amendment increases the maximum borrowing amount from $225 million to $300 million, extends the maturity date to 2029 and expands the Global Revolver to include LPC and LPC’s receivables and certain of its inventories in the borrowing base. On July 30, 2024, our wholly-owned subsidiary, KII, issued an additional €75 million principal amount of 9.50% Senior Secured Notes due 2029 (the “Additional New Notes”). The Additional New Notes were issued at a premium of 107.50% of their principal amount, plus accrued interest from February 12, 2024, resulting in net proceeds of approximately $90 million, after fees and estimated expenses. The proceeds from the Additional New Notes were used to pay down borrowings under the Global Revolver.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, we continue to face many risks and uncertainties. The factors that could cause actual future results to differ materially include, but are not limited to, the following:

●	Future supply and demand for our products;

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●	Our ability to realize expected cost savings from strategic and operational initiatives;
●	Our ability to integrate acquisitions, including LPC into our operations and realize expected synergies and innovations;
●	The extent of the dependence of certain of our businesses on certain market sectors;
●	The cyclicality of our business;
●	Customer and producer inventory levels;
●	Unexpected or earlier-than-expected industry capacity expansion;
●	Changes in raw material and other operating costs (such as energy and ore costs);
●	Changes in the availability of raw materials (such as ore);
●	General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs or reduce demand or perceived demand for our TiO2 products or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises);
●	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, certain regional and world events or economic conditions and public health crises);
●	Technology related disruptions (including, but not limited to, cyber-attacks; software implementation, upgrades or improvements; technology processing failures; or other events) related to our technology infrastructure that could impact our ability to continue operations, or at key vendors which could impact our supply chain, or at key customers which could impact their operations and cause them to curtail or pause orders;
●	Competitive products and substitute products;
●	Customer and competitor strategies;
●	Potential consolidation of our competitors;
●	Potential consolidation of our customers;
●	The impact of pricing and production decisions;
●	Competitive technology positions;
●	Potential difficulties in upgrading or implementing accounting and manufacturing software systems;
●	The introduction of trade barriers or trade disputes;
●	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone), or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies;
●	Our ability to renew or refinance credit facilities or other debt instruments in the future;
●	Changes in interest rates;
●	Our ability to maintain sufficient liquidity;
●	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
●	Our ability to utilize income tax attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria;
●	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities);
●	Government laws and regulations and possible changes therein including new environmental, health and safety, sustainability or other regulations (such as those seeking to limit or classify TiO2 or its use); and
●	Pending or possible future litigation or other actions.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

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In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed certain non-GAAP information which the Company believes provides useful information to investors:

●	The Company discloses segment profit, which is used by the Company’s management to assess the performance of the Company’s TiO2 operations. The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance. The Company defines segment profit as net income before income tax expense and certain general corporate items. These general corporate items include corporate expense and the components of other income (expense) except for trade interest income; and
●	The Company discloses EBITDA, which is also used by the Company’s management to assess the performance of the Company’s TiO2 operations. The Company believes disclosure of EBITDA provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance. The Company defines EBITDA as net income before interest expense, income taxes and depreciation and amortization expense.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

Investor Relations Contact:

Bryan A. Hanley

Senior Vice President & Treasurer

Tel: (972) 233-1700

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KRONOS WORLDWIDE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share and metric ton data)

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2024	2023	2024

	(unaudited)
Net sales	$443.2	$500.5	$869.5	$979.3
Cost of sales	399.1	400.3	794.6	807.6

Gross margin	44.1	100.2	74.9	171.7

Selling, general and administrative expense	50.1	57.9	103.3	112.1
Other operating income (expense):
Currency transactions, net	3.1	(3.8)	8.5	2.0
Other income, net	.2	1.1	2.1	1.0
Corporate expense	(4.0)	(3.7)	(7.2)	(7.2)

Income (loss) from operations	(6.7)	35.9	(25.0)	55.4

Other income (expense):
Trade interest income	.4	1.5	.7	1.9
Other interest and dividend income	1.1	.6	2.8	1.5
Marketable equity securities	(.6)	.1	(1.3)	.4
Other components of net periodic pension and OPEB cost	(2.2)	(.3)	(3.1)	(.6)
Interest expense	(4.3)	(9.8)	(8.5)	(19.0)

Income (loss) before income taxes	(12.3)	28.0	(34.4)	39.6

Income tax expense (benefit)	(4.1)	8.5	(11.0)	12.0

Net income (loss)	$(8.2)	$19.5	$(23.4)	$27.6

Net income (loss) per basic and diluted share	$(.07)	$.17	$(.20)	$.24

Weighted average shares used in the calculation of net income (loss) per share	115.1	115.0	115.2	115.0

TiO2 data - metric tons in thousands:
Sales volumes	104	134	206	264
Production volumes	89	137	194	258

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KRONOS WORLDWIDE, INC.

RECONCILIATION OF INCOME (LOSS) FROM

OPERATIONS TO SEGMENT PROFIT (LOSS)

(In millions)

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2024	2023	2024

	(unaudited)
Income (loss) from operations	$(6.7)	$35.9	$(25.0)	$55.4

Adjustments:
Trade interest income	.4	1.5	.7	1.9
Corporate expense	4.0	3.7	7.2	7.2

Segment profit (loss)	$(2.3)	$41.1	$(17.1)	$64.5

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA

(In millions)

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2024	2023	2024

	(unaudited)
Net income (loss)	$(8.2)	$19.5	$(23.4)	$27.6

Adjustments:
Depreciation expense	11.6	18.4	24.5	29.3
Interest expense	4.3	9.8	8.5	19.0
Income tax expense (benefit)	(4.1)	8.5	(11.0)	12.0

EBITDA	$3.6	$56.2	$(1.4)	$87.9

IMPACT OF PERCENTAGE CHANGE IN NET SALES

	Three months ended	Six months ended
	June 30,	June 30,
	2024 vs. 2023	2024 vs. 2023

	(unaudited)
Percentage change in net sales:
TiO2 sales volumes	29%	28%
TiO2 product pricing	(8)	(9)
TiO2 product mix/other	(8)	(7)
Changes in currency exchange rates	-	1

Total	13%	13%

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